                                                                    EXHIBIT 99.1

[WMS INDUSTRIES INC. LOGO]

FOR IMMEDIATE RELEASE

CONTACT:
Scott D. Schweinfurth                         Joseph N. Jaffoni, Richard Land
Chief Financial Officer                       Jaffoni & Collins Incorporated
WMS Industries Inc.                           212/835-8500 or wms@jcir.com
847/785-3760 or sschweinfurth@wmsgaming.com


                  WMS INDUSTRIES REPORTS FOURTH QUARTER RESULTS

    - FIRST APPROVAL FOR CPU-NXT(TM)OPERATING SYSTEM EXPECTED IN SEPTEMBER -

Waukegan, Illinois, August 12, 2003 --- WMS Industries Inc. (NYSE:WMS) today reported a net loss of $5.2 million, or $0.17 per diluted share, for the Company's fiscal fourth quarter ended June 30, 2003. The loss includes previously announced charges of $3.5 million pre-tax related to the purchase of rights to restricted stock at a discount from market value, and $3.4 million pre-tax to write-off inventory and distribution rights for the RAPID ROULETTE(TM) product line in order to focus on the Company's core products and re-emergence plan. Additionally, the Company recorded an inventory write down of $1.1 million pre-tax related to the SURVIVOR(TM) product and after-tax charges of $0.6 million for tax adjustments resulting from finalizing prior year returns. In the June 2002 quarter, WMS reported diluted net income per share of $0.02.

Revenues in the June 2003 quarter increased 18% to $50.9 million compared with $43.2 million in the June 2002 quarter. The increase was due to $9.2 million in higher gaming machine sales mostly to customers outside of North America, coupled with a $3.1 million increase in parts, used games, OEM and conversion revenues, partially offset by a $4.6 million reduction in gaming operations revenues. Revenues from parts, used games and conversions grew 66% compared to the prior year quarter primarily due to a greater level of game conversions than in the prior year quarter following a higher level of new game approvals.

The average installed base of participation gaming devices decreased to 5,062 units in the June 2003 quarter from 5,808 units in the June 2002 quarter, and the net revenue per day decreased 3% from the prior year quarter to $41.44. However, following new participation game approvals in the March and June 2003 quarters, WMS was able to refresh its installed base of participation games in the June 2003 quarter, resulting in both a 12%, or $4.34, improvement in net revenue per day from the March 2003 quarter and the relative stabilization of the installed base of games by quarter's end. The Company currently has a backlog of over 700 game conversions to new participation themes.

WMS INDUSTRIES INC., 8/12/03                                              page 2

The following table summarizes the key components related to revenue generation:

                                                   Three Months Ended                    Year Ended
                                                       June 30,                           June 30,
                                                       ---------                          --------
                                                   2003           2002             2003           2002
                                                   ----           ----             ----           ----
Product Sales Revenues                         $28,639,000     $16,350,000     $85,721,000     $75,558,000
    Total Units Sold                                 2,461           1,312           6,867           6,916
    Average Sales Price Per Unit               $     8,464     $     8,867     $     8,318     $     8,419
    Parts, Used Games, OEM and
    Conversions (Included in Product Sales
    Revenues)                                  $ 7,809,000     $ 4,716,000     $28,601,000     $17,332,000
Gaming Operations Revenues                     $22,270,000     $26,861,000     $93,005,000     $99,136,000
    Average Installed Participation Base             5,062           5,808           5,509           5,790
    Participation Base at Period End                 5,086           6,162           5,086           6,162
    Net Revenue Per Day Per Machine            $     41.44     $     42.64     $     39.19     $     40.05

Total gross profit increased to $27.1 million in the June 2003 quarter from $25.8 million in the June 2002 quarter. Gross profit margin on product sales for the June 2003 quarter was 41%, up from 20% in the prior year quarter. The gross profit margin increase is attributable to a lower average cost per unit reflecting higher production volumes and higher margin products representing a greater percentage of product sales revenues, partially offset by a decrease in the average sales price per unit. The gross profit margin on gaming operations revenues decreased in the quarter ended June 30, 2003 to 70% from 84% in the prior year quarter due to a $1.1 million pre-tax write down of SURVIVOR inventory, a $0.9 million pre-tax write down of RAPID ROULETTE inventory upon the expiration of the distribution agreement, higher royalty rates payable to licensors and the decrease in the average net revenue per day for participation games.

Research and development expenses increased $2.9 million, or 35%, to $11.0 million in the June 2003 quarter compared to $8.1 million in the June 2002 quarter due to the ongoing execution of the Company's technology improvement initiatives and planned product line expansion. WMS expects sequential quarterly increases in research and development expenses in upcoming periods after which such expenses should stabilize.

Selling and administrative expenses increased $8.2 million from the prior year quarter, due to the previously announced charges of $3.5 million pre-tax to purchase the rights to restricted stock at a discount from market value, a $2.5 million pre-tax write-off of the RAPID ROULETTE distribution

WMS INDUSTRIES INC., 8/12/03                                              page 3

rights, costs incurred in preparation for new product introductions, and ongoing expenses incurred to implement a new Enterprise Resource Planning system.

WMS had an operating loss of $9.6 million in the June 2003 quarter, compared to operating income of $635,000 in the June 2002 quarter. The decrease in operating results was due to the increases of $2.9 million in research and development expenses, $8.2 million in selling and administrative expenses and $0.4 million in depreciation expense, partially offset by the $1.3 million increase in gross profit. The effective income tax rate for the quarter includes a net provision of $0.6 million stemming from the settlement of prior year income tax returns with the Internal Revenue Service and the resulting impact on various tax agreements between WMS and its former subsidiary Midway Games (NYSE: MWY). The Company has now fully reserved its tax advance receivables from Midway due to the uncertainty of the timing of the payback period. In addition, due to the increase in international business and research and development spending, the effective tax rate was favorably impacted by larger benefits from increased export sales and research and development tax credits.

"The entire WMS team has positioned the Company for what we believe will be an impressive re-emergence starting next month at the Global Gaming Expo, or G2E, trade show in Las Vegas," stated Brian R. Gamache, President and CEO. "We are approaching the final stages of the second phase of the technology improvement plan that we launched in January 2002. To date, the Company has accomplished the goals that we established on time and at the highest levels of quality. We continue to expect the first approval on our new CPU-NXT operating system from GLI in September and, highlighting recent progress, we hope to have initial new game theme approvals on CPU-NXT in September from GLI. Approvals in other jurisdictions for CPU-NXT and new game themes are expected within six months after the first approval and the first approval for our new Bluebird(TM) cabinet is still expected in November. We are very encouraged by our overall progress in the regulatory approval process, and fully expect to complete - on time - the remaining steps necessary to obtain new product approvals.

"Our sales team has been very active in preparing to sell our library of new themes and broadened product lines," continued Gamache. "The immediate sales focus is the installed base of over 50,000 WMS video gaming devices that can be addressed with either a CPU-NXT upgrade kit or by replacing these units with new Bluebird devices. Our products are already achieving market acceptance as we recently received commitments for two sizable orders for new units. Our sales

WMS INDUSTRIES INC., 8/12/03                                              page 4

team is aggressively pursuing additional agreements and they will be selling the new products at the upcoming G2E trade show. We believe that pent-up demand exists for our products, and, with great new game content, our goal is to build market share later in fiscal 2004 when we will be able to compete in other segments of the casino floor with mechanical-reel spinning games, poker games and our proprietary wide-area progressive system.

"Our booth at G2E will showcase a `new' WMS and our expanded line of products," Gamache continued. "We'll feature over forty new game themes at the show -- almost twice as many themes as last year -- including a couple of classics reborn on the CPU-NXT system. We expect that most of these games will be available for sale during fiscal 2004. Our long-term strategy has always been to move beyond our role as a niche player by providing gaming devices that meet all of our customers' needs. These new game themes address all of the product lines including: multi-line, multi-coin video reel, mechanical reel, poker and participation offerings. We also look forward to demonstrating our new wide-area progressive system at G2E. With high quality technology, a full product line and a library of great themes, we expect to finally compete on equal footing with other industry leaders.

"With all of the success we have had in reaching our technology upgrade goals, we have reached the point where we can focus more effort on the longer-term vision for WMS," Gamache concluded. "With the net proceeds of the recent convertible note offering, we have the capital available to further grow our business and expand our intellectual property portfolio. As we move forward, we are approaching the third phase of the technology improvement plan with the same passion and tenacity demonstrated in the first two phases of the plan, and expect to report on our progress in this area in the future. With the re-launch of the Company starting next month, we expect a steady improvement in financial results through fiscal 2004, after which, we expect fiscal 2005 will reflect attractive returns on our investments in people, process and technology."

WMS Industries Inc. is hosting a conference call and web cast at 4:30 p.m. EDT today, Tuesday August 12, 2003. The conference call numbers are 212/346-6398 or 415/537-1881. To access the live call on the Internet, log on to http://wmsgaming.com (select "Co. Info," then "Investor Relations"). Following its completion, a replay of the call can be accessed for sixty days on the Internet via http://wmsgaming.com.

WMS INDUSTRIES INC., 8/12/03                                              page 5


SURVIVOR(TM) is a trademark of Survivor Productions LLC.
RAPID ROULETTE(TM) is a trademark of Stargames Corporation Limited and Crown Limited.
CPU-NXT(TM)and Bluebird(TM)are trademarks of WMS Gaming Inc. All rights reserved.(C)2003 WMS Industries Inc.



This press release contains forward-looking statements concerning future business conditions and the outlook for the Company based on currently available information that involves risks and uncertainties as more fully described under "Item 1. Business - Risk Factors" in the Company's Annual Report on Form 10-K. The Company's actual results could differ materially from those anticipated in the forward-looking statements depending on factors, including, but not limited to: the expansion of legalized gaming into new markets; the development, introduction and success of new games and new technologies; the ability to maintain the scheduling of these introductions; the occurrence of software anomalies that affect the Company's games; the ability of the Company to implement its technology improvement plan; and the ability of the Company to qualify for and maintain gaming licenses and approvals. The forward-looking statements made herein are only made as of the date of this press release, and the Company undertakes no obligation to publicly update the forward-looking statements to reflect subsequent events or circumstances, except as required by law.

WMS Industries Inc. is engaged in the design, manufacture and sale and lease of gaming machines and video lottery terminals.

WMS INDUSTRIES INC., 8/12/03                                              page 6

                               WMS INDUSTRIES INC.
                      consolidated Statement of Operations
                    (In thousands, except per share amounts)

                                                               Three Months               Twelve Months
                                                                   Ended                      Ended
                                                                 June 30,                    June 30,
                                                        ------------------------     ------------------------
                                                           2003           2002          2003           2002
                                                        ---------      ---------     ---------      ---------
Revenues:                                              (Unaudited)    (Unaudited)   (Unaudited)
  Product Sales                                         $  28,639      $  16,350     $  85,721      $  75,558
  Gaming Operations                                        22,270         26,861        93,005         99,136
                                                        ---------      ---------     ---------      ---------
     Total Revenues                                        50,909         43,211       178,726        174,694
                                                        ---------      ---------     ---------      ---------

Costs and Expenses:
  Cost of Product Sales                                    16,979         13,159        52,108         50,020
  Cost of Gaming Operations                                 6,792          4,251        21,026         15,108
  Research and Development                                 10,961          8,097        40,300         25,977
  Selling and Administrative                               19,773         11,541        56,225         47,088
  Depreciation and Amortization                             5,973          5,528        26,677         23,892
                                                        ---------      ---------     ---------      ---------
      Total Costs and Expenses                             60,478         42,576       196,336        162,085
                                                        ---------      ---------     ---------      ---------

Operating Income (Loss)                                    (9,569)           635       (17,610)        12,609
Interest and Other Income and Expense, Net                    755            323         2,579          2,841
                                                        ---------      ---------     ---------      ---------

Income (Loss) Before Income Taxes                          (8,814)           958       (15,031)        15,450
Provision (Benefit) for Income Taxes                       (3,652)           251        (6,744)         5,596
                                                        ---------      ---------     ---------      ---------

Net Income (Loss)                                       $  (5,162)     $     707     $  (8,287)     $   9,854
                                                        =========      =========     =========      =========


Basic Earnings (Loss) Per Share of Common Stock         $   (0.17)     $    0.02     $   (0.27)     $    0.31
                                                        =========      =========     =========      =========

Diluted Earnings (Loss) Per Share of Common Stock:      $   (0.17)     $    0.02     $   (0.27)     $    0.30
                                                        =========      =========     =========      =========

Average Number of Shares Outstanding
  Basic                                                    29,775         31,817        30,382         32,054
                                                        =========      =========     =========      =========
  Diluted                                                  29,775         32,119        30,382         32,542
                                                        =========      =========     =========      =========

                          -balance sheet data follows-

WMS INDUSTRIES INC., 8/12/03                                              page 7

                               WMS INDUSTRIES INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                June 30, 2003    June 30, 2002
                                                -------------    -------------
ASSETS                                           (Unaudited)
------
Cash and Short-Term Investments, Including
   $2,326 and $1,250 of Restricted Amounts for
   Progressive Jackpots, Respectively              $ 160,307      $ 105,580
Receivables, net                                      37,106         36,409
Inventories                                           29,806         29,673
Income Tax Receivable                                  7,722          9,491
Other Current Assets                                  16,396         11,532
                                                   ---------      ---------
   Total Current Assets                              251,337        192,685
                                                   ---------      ---------

Participation Gaming Machines, net                    27,590         31,514
Property, Plant and Equipment, net                    50,213         41,546
Other Assets                                          21,836         15,420
                                                   ---------      ---------

Total Assets                                       $ 350,976      $ 281,165
                                                   =========      =========


LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Accounts Payable                                   $  14,717      $   7,646
Accrued Liabilities                                   15,074         13,991
                                                   ---------      ---------
   Total Current Liabilities                          29,791         21,637
                                                   ---------      ---------

2.75% Convertible Subordinated Notes Due 2010        100,000              -

Stockholders' Equity:
   Common Stock                                       16,179         16,173
   Additional Paid-in Capital                        197,009        198,347
   Retained Earnings                                  43,958         52,245
   Unearned Restricted Stock                            (298)        (1,960)
     Accumulated Other Comprehensive Income            1,107             67
   Treasury Stock                                    (36,770)        (5,344)
                                                   ---------      ---------
       Total Stockholders' Equity                    221,185        259,528
                                                   ---------      ---------

Total Liabilities and Stockholders' Equity         $ 350,976      $ 281,165
                                                   =========      =========


                                      # # #